[BASi Letterhead]

July 4, 2012

VIA E-MAIL and HAND DELIVERY

Anthony Chilton, PhD. (Via Hand Delivery)

c/o Gregory W. Guevara (Via E-Mail @ gguevara@boselaw.com)

Bose McKinney & Evans LLP
111 Monument Circle, Suite 2700

Indianapolis, Indiana 46204

Re:	Severance Agreement and Release of All Claims

Dear Tony:

You have indicated that you intend to resign from your position as President and Chief Executive Officer and as a director of Bioanalytical Systems, Inc. ("BASi" or "Company"). This letter will confirm certain agreements between you and the Company concerning the resolution of all contractual and other matters between the parties.

Upon your resignation, BASi is prepared to offer you a severance package with the terms detailed below. Although you will have the full time period spelled out in paragraph 16 below to consider this Agreement, your employment will end effective July 5, 2012. Thereafter, you will not be entitled to any additional compensation or to participate in any of BASi's benefit plans (except as otherwise specifically provided herein) from BASi other than what may be agreed to by the parties in the Agreement below.

Even if you do not sign this Agreement, BASi will (a) pay you at your normal weekly salary through July 5, 2012; (b) pay you for any accrued but unused vacation days in accordance with Company policy; and (c) reimburse you for previously incurred but unreimbursed business expenses in accordance with Company policy. Unless you notify BASi of a different bank account, your final pay will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as modified below.

A.	Terms.

1.	Definitions. The terms “you” and “your” and “Chilton” mean Anthony Chilton, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Chilton's employment relationship with BASi and the termination of the employment relationship. “The Parties” means Chilton and BASi.

2.	Resignation. Pursuant to this Agreement, Chilton will be deemed to have resigned his employment with BASi and resigned as a member of the BASi Board of Directors effective July 5, 2012.

3.	Payments and Benefits to be Provided to Chilton. In exchange for and in consideration of Chilton's agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you a severance benefit in the form of salary continuation through the payroll period ending January 31, 2013 ("Severance Period"), in the amount of $21,188.33 per month. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.	Additionally, following the Release Effective Date, if you are eligible for and timely elect to continue health insurance coverage under BASi's group health care program pursuant to the federal law known as COBRA, then, BASi will reimburse you through January 31, 2013, for the amount of COBRA premiums paid by you to maintain such coverage upon presentation by you to the Company of evidence that you have made such payments. Any month for which you receive such reimbursement from BASi will count toward the eighteen (18) month COBRA continuation period.

c.	After the period referenced in paragraph 3(b) ends, you and your family will have the option of continuing to participate in BASi’s group health care program pursuant to COBRA for any remaining period of COBRA continuation coverage to the extent required under COBRA, but you will be responsible for the entire premium.

d.	Chilton agrees that all of his stock options, including vested and unvested stock options, shall be irrevocably terminated and of no further effect as of the date hereof. Chilton further agrees that he will not be eligible for any bonuses, commissions, or other incentive compensation paid by BASi following his termination date.

4.	Claims released by Chilton. By signing this Agreement, Chilton unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Chilton signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Chilton may have against BASi arising out of Chilton's employment and/or termination of employment with BASi, including any claims arising out of his Employment Agreement dated December 1, 2008, as amended by his Amended and Restated Employment Agreement effective February 1, 2010 and Addendum B thereto (collectively referred to as "Employment Agreement" hereinafter). Chilton agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Chilton understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with the BASi. Chilton agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf. BASi represents that it is not aware of the existence of any claims it may have against Chilton and has not discussed the possibility of litigation against him.

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Chilton or any other person, or that Chilton has any rights whatsoever against BASi. Chilton waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Chilton does seek employment with BASi, BASi is under no obligation to consider him for employment.

6.	Acknowledgement. Chilton acknowledges that he is not entitled to any of the payments and benefits listed in paragraph 3(a)-(b) of this Agreement unless he signs this Agreement and does not revoke it within the revocation period stated in paragraph 16 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Chilton and BASi each agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Chilton or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Chilton agrees that he shall not make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the termination of his employment with BASi.

8.	Consultation with Attorney. Chilton agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Chilton further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Chilton agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Chilton also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Confidentiality and Non-Solicitation. Chilton agrees and understands that he remains subject to the Confidentiality and Non-Solicitation obligations stated in Sections 3.1 and 3.3 of his Employment Agreement dated February 1, 2010.

11.	Chilton's Representations. Chilton represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

12.	Return of BASi’s Property. Chilton hereby represents and warrants that he has returned to BASi all of BASi’s property that was in his possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

13.	Cooperation and Transition Assistance. Chilton agrees that he will be available to provide reasonable assistance to BASi with transitional matters relating to his former duties with BASi, without additional compensation, for the Severance Period discussed in paragraph 3(a), above.

14.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

15.	Disclosures by Chilton. As a condition precedent to his eligibility for the severance benefits described in paragraph 3(a)-(b) above, Chilton affirms and attests that he has disclosed during the course of his employment all employment and other agreements he has signed on behalf of BASi in his capacity as President and Chief Executive Officer to appropriate Company officials.

16.	Time to Consider this Agreement. Chilton understands that he has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Chilton understands that he may sign this Agreement at any time during the twenty-one (21) day period. Chilton understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Chilton further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Chilton execution of this Agreement and provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

Sincerely,

Bioanalytical Systems, Inc.

Jacqueline Lemke

Chief Financial Officer

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

Anthony Chilton, Ph.D.	Date

STATE OF INDIANA	)
) SS:
COUNTY OF _________	)

Subscribed to and sworn before me, a Notary Public, in and for said County and State, this _____ day of July, 2012.

Signature

Printed Notary Public

My Commission Expires:	County of Residence:

I/2857773.1